Filed pursuant to Rule 424(b)(5)
                                                     Registration No. 333-130970

PROSPECTUS SUPPLEMENT
(to Prospectus dated January 11, 2006)

                                2,000,000 Shares

                           Immtech International, Inc.

                                  Common Stock

                              -------------------

      The Company is selling all of the 2,000,000 shares of common stock offered by this prospectus supplement.

      Our common stock is listed on the American Stock Exchange ("AMEX") under the symbol "IMM". On February 7, 2006, the last reported sale price of our common stock on AMEX was $8.52 per share.

      Investing in our common stock involves a high degree of risk. Before buying any shares, you should read the discussion of material risks of investing in our common stock in "Risk Factors" beginning on page S-8 of this prospectus supplement and page 1 of the attached prospectus.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

                                                    Per Share          Total
                                                   -----------    --------------
       Public offering price....................         $8.00       $16,000,000
       Underwriting discounts and commissions...         $0.56       $ 1,120,000
       Proceeds to us (before expenses).........         $7.44       $14,880,000


      The underwriter may also purchase from us up to an additional 300,000 shares of our common stock at the public offering price less the underwriting discounts, to cover over-allotments, if any, within 30 days of the date of this prospectus supplement.

      The shares of common stock will be ready for delivery on or about February 13, 2006.

                               Ferris, Baker Watts
                                  Incorporated

          The date of this prospectus supplement is February 8, 2006.

                                TABLE OF CONTENTS

ABOUT THIS PROSPECTUS SUPPLEMENT...........................................S-1
FORWARD-LOOKING STATEMENTS.................................................S-1
SUMMARY....................................................................S-3
THE OFFERING...............................................................S-6
SUMMARY CONSOLIDATED FINANCIAL DATA........................................S-7
USE OF PROCEEDS............................................................S-7
RISK FACTORS...............................................................S-8
CAPITALIZATION............................................................S-10
DILUTION..................................................................S-11
UNDERWRITING..............................................................S-12
LEGAL MATTERS.............................................................S-13
EXPERTS...................................................................S-13
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF DOCUMENTS BY
   REFERENCE..............................................................S-14

      You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, including any information incorporated by reference herein and therein. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement or the prospectus. We are not making an offer to sell or seeking offers to buy these securities in any jurisdiction where the offer or sale is not permitted. Neither the delivery of this prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that the information contained or incorporated by reference herein is correct as of any time other than the date of this prospectus supplement.

      As used in this prospectus supplement, the terms "we," "us," "our," the "Company" and "Immtech" means Immtech International, Inc. and its subsidiaries (unless the context indicates a different meaning), and the term "common stock" means our common stock, $0.01 par value per share.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

      We provide information to you about this offering of our common stock in two separate documents: (a) the accompanying prospectus, which provides general information, some of which may not apply to this offering or may have been superseded by subsequent events or filings with the Securities and Exchange Commission ("SEC") and (b) this prospectus supplement, which describes the specific details regarding this offering. Generally, when we refer to this "prospectus," we are referring to both documents combined. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the accompanying prospectus. You should read this entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference herein and therein, before making an investment decision. To the extent the information contained in this prospectus supplement or the documents incorporated by reference in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, the information in this prospectus supplement, or any documents incorporated by reference in this prospectus supplement, will modify and supersede the information in the accompanying prospectus.

                           FORWARD-LOOKING STATEMENTS

      Certain statements contained in this prospectus supplement and accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and accompanying prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements frequently, but not always, use the words "may," "intend," "plan," "believe," "will," "anticipate" or "expect" or similar words and may include statements concerning our strategies, goals and plans. Forward-looking statements involve a number of significant risks and uncertainties that could cause our actual results or achievements or other events to differ materially from those reflected in such forward-looking statements. Such factors include, among others described in this prospectus, the following:

      o     we are in an early stage of product development,

      o the possibility that favorable relationships with collaborators cannot be established or, if established, will be abandoned by the collaborators before completion of product development,

      o the possibility that we or our collaborators will not successfully develop any marketable products,

      o the possibility that advances by competitors will cause our product candidates not to be viable,

      o uncertainties as to the requirement that a drug product be found to be safe and effective after extensive clinical trials and the possibility that the results of such trials, if completed, will not establish the safety or efficacy of our drug product candidates,

      o risks relating to requirements for approvals by governmental agencies, such as the Food and Drug Administration, before products can be marketed and the possibility that such approvals will not be obtained in a timely manner or at all or will be conditioned in a manner that would impair our ability to market our product candidates successfully,

      o the risk that our patents could be invalidated or narrowed in scope by judicial actions or that our technology could infringe upon the patent or other intellectual property rights of third parties,

      o the possibility that we will not be able to raise adequate capital to fund our operations through the process of commercializing a successful product or that future financing will be completed on unfavorable terms,

      o the possibility that any products successfully developed by us will not achieve market acceptance and

      o     other risks and uncertainties that may not be described herein.

      We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise unless required by law.

      Before purchasing our common stock, you should carefully consider the risks, uncertainties and other events described in the "Risk Factors" section of this prospectus supplement, the accompanying prospectus and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2005 filed with the SEC on June 14, 2005 ("Form 10-K"), in addition to the other information contained elsewhere in the prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. These risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein could have a material adverse effect on our business, operating results, and financial condition.

--------------------------------------------------------------------------------

                                     SUMMARY

      The items in the following summary are described in more detail in this prospectus supplement and the accompanying prospectus or in documents incorporated by reference herein or therein. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set forth in this prospectus supplement, the financial statements and the information incorporated by reference in this prospectus supplement. This prospectus supplement contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of many factors, including those described herein and under the heading "Risk Factors" in the accompanying prospectus and the risks incorporated by reference herein and therein from our Form 10-K.

Immtech International, Inc.

      Immtech International, Inc. is a pharmaceutical company advancing the development and commercialization of oral drugs to treat infectious diseases and other disorders. We are clinically testing treatments for malaria, Pneumocystis carinii pneumonia ("PCP") and African sleeping sickness (trypanosomiasis), and are developing treatments for fungal infections, tuberculosis, various cancers, and leishmaniasis. We have a worldwide, exclusive license to commercialize a pharmaceutical platform from which a pipeline of products may be developed to target large, global markets.

      Our strategy is to develop oral drugs effective against infectious and other diseases utilizing a large library of well-defined compounds. Infectious diseases in the global population have increased significantly during the past 20 years and are the most common cause of death worldwide according to the World Health Organization ("WHO"). Relatively few new drugs for treatment of infectious diseases have been brought to market during this period. New antimicrobials are needed to overcome the problems of multi-drug resistance and the increasing number of new pathogens that are causing diseases in the world.

      Since our formation in October 1984, we have engaged in pharmaceutical research and drug development, expanding our scientific capabilities and collaborative network, developing technology licensing agreements, and advancing the commercialization of our proprietary technologies, including the development of aromatic cationic compounds commencing in 1997. In addition to our internal resources, we use the expertise and resources of strategic partners and third parties in a number of areas, including (i) discovery research, (ii) pre-clinical and human clinical trials and (iii) manufacture of pharmaceutical drugs.

      We intend to continue to work with our scientific and foundation partners to validate our technology platform, illustrating our compounds' low toxicity, broad applications, and oral deliverability. We believe we will be permitted to sell drugs in niche markets in certain African nations as we further develop drugs to target multi-billion dollar markets such as antifungal, tuberculosis, and cancer. Because we demonstrated to the United States Food and Drug Administration ("FDA") DB289's potential to provide improvement over currently available alternative therapies for African sleeping sickness, the FDA granted "fast-track" designation to DB289 for treatment of African sleeping sickness. Fast-track designation may allow for accelerated FDA review of DB289 for treatment of African sleeping sickness, however, there is

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

no guarantee that fast-track designation will result in faster product development or impact the likelihood and timing of product approval.

   The table below summarizes our most recent clinical trial programs:


Malaria
-------------------------------------------------------------------------------------------------------------------
o   Clinical Trials        Trial Design / Phase                  End Points                     Sites
-------------------------------------------------------------------------------------------------------------------
o   DB289 in               o  Phase II (1)                       o  Drug interactions           o  Thailand
    monotherapy and in     o  Oral Dosing 3 days                 o  Safety
    combination with       o  Artemisinin & DB289                o  Parasite clearance
    Artemisinin                                                  o  Clinical improvement
-------------------------------------------------------------------------------------------------------------------
o   DB289 alone            o  Phase I (1)                        o  Maximum tolerable           o  France
                           o  Healthy volunteers                    dose
                           o  Single doses for 3 days            o  Safety
                           o  Compare 3 and 5 day dosing         o  Pharmacokinetics
                           o  Different ethnic groups

African sleeping sickness
-------------------------------------------------------------------------------------------------------------------
o        Clinical Trial    Trial Design / Phase                  End Points                     Sites
-------------------------------------------------------------------------------------------------------------------
DB289 Pivotal
Trial
o   African sleeping       o  Oral dosing for 5 to 10            o  Safety                      o  Democratic
    sickness                  days (BID)                         o  Clearance of                   Republic of
                           o  Randomized comparison to              parasite from blood            the Congo
                              pentamidine                           after treatment and 3, 6       (4 sites)
                           o  Phase IIb (1)                         months                      o  Angola
                              110 patients - stage 1 disease     o  Improvement of                 (1 site)
                           o  Phase III (1)                         symptoms
                              250 patients - stage 1 disease

Pneumocystis carinii pneumonia
--------------------------------------------------------------------------------------------------------------------
o        Clinical Trial    Trial Design / Phase                  End Points                     Sites
--------------------------------------------------------------------------------------------------------------------
DB289
o   PCP                    o  Phase IIb (1)                      o  Safety                      o  Peru
                           o  Patients who failed                o  Improvement in lung
                              standard treatment                    function (fungal
                           o  Oral dosing for 21 days               clearance)
                           o  Twice daily dosages of 100         o  Improvement in
                              mg                                    clinical symptoms
-------------------------------------------------------------------------------------------------------------------

(1) For a description of attributes of Phase I, Phase II and Phase III trials, see "Business - Governmental Regulation" disclosure in our Form 10-K.

      We have several other pharmaceutical development programs testing the effectiveness of DB289 and other dications for various indications. Those research programs include treatments for fungal infections, tuberculosis, and hepatitis C.

About Immtech

      A predecessor of our Company was incorporated under the laws of the State of Wisconsin on October 15, 1984, and subsequently merged into the current Delaware corporation on April 1,

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

1993. Our executive offices are located at 150 Fairway Drive, Suite 150, Vernon Hills, Illinois 60061, telephone number (847) 573- 0033 or toll-free (877) 898-8038. Our common stock is listed on The American Stock Exchange under the ticker symbol "IMM". Trading on the AMEX commenced on August 11, 2003.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                                  THE OFFERING

Common stock offered by us.....   2,000,000 shares

Common stock to be outstanding
  after this offering..........   13,738,056 shares

Use of proceeds................   We intend to use the net proceeds for general
                                  corporate purposes, including clinical trials, research and development expenses, general and administrative expenses, and for working capital and other general corporate purposes.

American Stock Exchange
  symbol.......................   "IMM"

      The number of shares of our common stock to be outstanding after this offering in the table above is based on 11,738,056 shares outstanding as of February 7, 2006 and excludes, as of that date:

      o 2,850,112 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of approximately $7.52 per share;

      o 1,554,680 shares of common stock issuable upon exercise of stock options outstanding under our stock option plans at a weighted average exercise price of $9.25 per share;

      o 762,083 additional shares of common stock reserved for future issuance under our stock option plans; and

      o 1,596,276 shares of common stock issuable upon conversion of our Series A, Series B, Series C, Series D and Series E preferred stock (excluding any accrued but unpaid dividends).

      Unless otherwise specifically stated, all information contained in this prospectus supplement assumes that the underwriter does not exercise its over-allotment option.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                        SUMMARY CONSOLIDATED FINANCIAL DATA

      You should read the summary consolidated financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes incorporated by reference to our Form 10-K. The as adjusted balance sheet data reflect the sale of 2,000,000 shares of our common stock at a public offering price of $8.00 per share in this offering and our receipt of the estimated net proceeds from the offering.

                         Balance Sheet Data (in `000s):
     ---------------------------------------------------------------------
                                December 31, 2005
                                                    Actual    As Adjusted
     Cash and cash equivalents..............      $  1,926       $ 16,656
     Restricted funds on deposit............         1,019          1,019
     Working capital........................         (422)         14,308
     Total assets...........................         7,006         21,736
     Convertible preferred stock............         9,321          9,321
     Deficit accumulated during
       development stage....................       (85,412)       (85,412)
     Stockholders' equity...................      $  3,186       $ 17,916


                                  USE OF PROCEEDS

      We expect to receive approximately $14,730,000 from the sale of the 2,000,000 shares of common stock offered by us in this offering or $ 16,962,000 if the underwriter exercises its over-allotment option in full, at a public offering price of $8.00 per share and after deducting the underwriting discounts and commissions and our estimated offering expenses.

      We intend to use the net proceeds for general corporate purposes, including clinical trials, research and development expenses, general and administrative expenses, and for working capital and other general corporate purposes. We have not identified precisely the amounts we plan to spend on each of these areas or the timing of such expenditures. The amounts actually expended for each purpose may vary significantly depending on numerous factors, including progress with the regulatory approval, manufacturing and commercialization of DB289 for treatment of malaria, African sleeping sickness and PCP and our other development programs. Accordingly, our management will have significant flexibility in applying such proceeds. We reserve the right, at the discretion of our Board of Directors and management, to reallocate our use of proceeds in response to these and other factors. Pending such uses, we intend to invest the net proceeds from the offering in short-term, interest-bearing, investment grade securities.

--------------------------------------------------------------------------------

                                  RISK FACTORS

      Potential investors are urged to read and consider the risk factors relating to an investment in Immtech International, Inc. contained or incorporated by reference herein. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business operations. You should also read the "Risk Factors" incorporated by reference herein from Part I of our Annual Report on Form 10-K for our fiscal year ended March 31, 2005, filed with the SEC on June 14, 2005, and the "Risk Factors" section beginning on page 1 of the accompanying prospectus.

Risks Related to the Offering

The market price of our common stock has experienced significant volatility.

The market price of our common stock has been highly volatile and is likely to continue to be volatile. For example, in the 52-week period ended February 3, 2006, our common stock had a low of $6.30 and high of $16.25. The securities markets from time to time experience significant price and volume fluctuations unrelated to the operating performance of particular companies. In addition, the market prices of the common stock of many publicly traded pharmaceutical and biotechnology companies have been and can be expected to be especially volatile. Factors affecting our stock price include:

      o announcements of technological innovations or new products by us or our competitors;

      o     developments or disputes concerning patents or proprietary rights;

      o publicity regarding actual or potential clinical trials results relating to products under development by us or our competitors;

      o regulatory developments in both the United States and foreign countries;

      o     delays in our testing and development schedules;

      o public concern as to the safety of pharmaceutical drugs and other external factors; and

      o     period-to-period fluctuations in our financial results.

      If any of the risks described in these and other "Risk Factors" incorporated by reference herein actually occur, such events could have a significant adverse impact on the market price of our common stock.

Our management will have broad discretion with respect to the use of proceeds of this offering, and we may not use the proceeds effectively.

      We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.

You will experience immediate dilution in the book value per share of the common stock you purchase.

      Since the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on an offering price to the public of $8.00 per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $6.19 per share in the net tangible book value of the common stock. See the section entitled "Dilution" beginning on page S-11.

Future sales of our common stock in the public market or the exercise of options or warrants will dilute current stockholders and could cause our stock price to fall.

      Sales of a substantial number of shares of our common stock in the public market after this offering, or the perception that these sales might occur, could adversely affect the market price of our common stock. Similarly, if we raise additional funds through the issuance of common stock or securities convertible into or exercisable for common stock, the percentage ownership of our stockholders will be reduced and the price of our common stock may fall.

      As of December 31, 2005, stock options to purchase 1,274,179 shares of common stock were outstanding, of which options to purchase 1,039,340 shares were exercisable. Also outstanding as of the same date were warrants exercisable for 2,740,112 shares of common stock. You will incur dilution upon exercise of any outstanding stock options or warrants.

                                 CAPITALIZATION

      The following table sets forth our cash, cash equivalents and short-term investments and our capitalization as of December 31, 2005:

      o     on an actual basis; and

      o on an adjusted basis to give effect to the issuance and sale by us of 2,000,000 shares of common stock in this offering at a public offering price of $8.00 and our receipt of the estimated net proceeds from the offering.


                                                       December 31, 2005
                                               ---------------------------------
                                                     Actual      As Adjusted
                                               -------------- ------------------
                                               (In thousands, except share data)
Cash, cash equivalents and short-term
  investments.............................         $  1,926       $16,656
                                                   --------       --------
Restricted funds on deposit...............         $  1,019       $ 1,019
                                                   --------       --------
Convertible preferred stock...............         $  9,321       $ 9,321
                                                   --------       --------
Stockholders' equity:.....................
Common stock; 100,000,000 shares
  authorized; 11,738,056 shares issued and
  outstanding, actual; 13,738,056 shares
  issued and outstanding, as adjusted......        $    117       $    137
                                                   --------       --------
Deficit accumulated during
  development stage........................        $(85,412)      $(85,412)
                                                   --------       --------
Total Stockholders' equity.................        $  3,186       $ 17,916
                                                   --------       --------

      This table above should be read in conjunction with "Summary Consolidated Financial Data" and our consolidated financial statements and related notes incorporated by reference to our Form 10-K.

      The table assumes no exercise of the underwriter `s over-allotment option and excludes, as of December 31, 2005:

      o 2,850,112 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $7.52 per share;

      o 1,274,179 shares of common stock issuable upon exercise of stock options outstanding under our stock option plans at a weighted average exercise price of $9.63 per share;

      o 1,042,584 additional shares of common stock reserved for future issuance under our stock option plans; and

      o 1,596,276 shares of common stock issuable upon conversion of our Series A, Series B, Series C, Series D and Series E preferred stock (excluding any accrued but unpaid dividends).

                                    DILUTION

      Our net tangible book value on March 31, 2005 was $11.7 million, or approximately $0.93 per share. "Net tangible book value" is total assets minus the sum of liabilities and intangible assets. "Net tangible book value per share" is net tangible book value divided by the total number of shares of common stock (and preferred stock on an as-if-converted basis) outstanding.

      Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after completion of this offering. After giving effect to the sale of 2,000,000 shares of our common stock in this offering and after deducting the underwriting discount and our estimated offering expenses, at a public offering price of $8.00 per share, our net tangible book value as of March 31, 2005 would have been $1.81 per share. This amount represents an immediate increase in net tangible book value of $0.88 per share to existing stockholders and an immediate dilution of $6.19 per share to purchasers of common stock in this offering, as illustrated in the following table:

Public offering price per share
      Net tangible book value per share as of March 31, 2005         $0.93
      Increase in net tangible book value per share
        attributable to this offering                                $0.88
Pro forma net tangible book value per share as of March 31,
  2005 after giving effect to this offering                          $1.81
                                                                 ---------

Dilution per share to new investors in this offering                 $6.19
                                                                 ---------


      If the underwriter exercises its over allotment option in full, there will be an additional increase in pro forma net tangible book value of $0.12 per share to existing stockholders and an immediate dilution of $6.07 per share to new investors.

      The table above assumes no exercise of the underwriter's over allotment option and excludes, as of December 31, 2005, the potential dilutive effect of the following securities:

      o 2,850,112 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $7.52 per share;

      o 1,274,179 shares of common stock issuable upon exercise of stock options outstanding under our stock option plans at a weighted average exercise price of $9.63 per share;

      o 1,042,584 additional shares of common stock reserved for future issuance under our stock option plans; and

      o 1,596,276 shares of common stock issuable upon conversion of our Series A, Series B, Series C, Series D and Series E preferred stock (excluding any accrued but unpaid dividends).

      To the extent that these options, warrants and the convertible securities are exercised or converted, there will be further dilution to new investors.

                                  UNDERWRITING

      Ferris, Baker Watts, Incorporated is the underwriter and the sole book-running manager for this offering. Subject to the terms and conditions of the underwriting agreement dated as of the date of this prospectus supplement, Ferris, Baker Watts, Incorporated has agreed to purchase 2,000,000 shares of our common stock on the offering. If the underwriter sells more shares than the total number set forth above, the underwriter has a 30 day over-allotment option to buy up to an additional 300,000 shares from us at the public offering price less the underwriting discounts and commissions to cover these sales.

      The following table provides information regarding the amount of the discount to be paid to the underwriter by us. The discount consists of an underwriting discount of 6%, and an advisory fee of 1%, of the gross proceeds of this offering. The amounts below are shown assuming both no exercise and full exercise of the underwriter's option to purchase up to an additional 300,000 shares.

     --------------------------- ------------------------------- ----------------------------------

                                     Discount - No Exercise          Discount - Full Exercise
     --------------------------- ------------------------------- ----------------------------------
     Per share................                     $0.56                              $0.56
     --------------------------- ------------------------------- ----------------------------------
     Total....................                $1,120,000                         $1,288,000
     --------------------------- ------------------------------- ----------------------------------

      In addition, we will reimburse the underwriter for up to $100,000 for fees, disbursements and out-of-pocket expenses incurred by the underwriter in connection with this offering. We estimate that the total expenses of this offering payable by us, excluding underwriting discounts and commissions, will be approximately $150,000.

      Shares sold by the underwriter to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement.

      In connection with this offering, the underwriter may purchase and sell shares of our common stock in the open market. These transactions may include stabilizing transactions, short sales and purchases to cover positions created by short sales. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Short sales involve the sale by the underwriter of a greater number of shares than they are required to purchase in this offering. Short sales may be either "covered short sales" or "naked short sales". Covered short sales are sales made in an amount not greater than the underwriter's over-allotment option to purchase additional shares in this offering. The underwriter may close out any covered short position by either exercising its over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned there may be downward pressure on the price of shares in the open market after pricing that could adversely affect investors who purchase in this offering.

      These activities by the underwriter may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriter at any time. These transactions may be effected on the AMEX or otherwise.

      In addition, in connection with this offering the underwriter may engage in passive market making transactions in our common stock on the AMEX prior to the pricing and completion of the offering. Passive market making consists of bids on the AMEX no higher than independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in our common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. If passive market making is commenced, it may be discontinued at any time.

      We have agreed to indemnify the underwriter and its controlling persons against some liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriter may be required to make in respect thereof.

      In connection with this offering, the underwriter or certain securities dealers may distribute prospectuses electronically.

      In addition, more than 180 days prior to the filing of the registration statement on January 11, 2006, in connection with the execution of an agreement for services which includes the provisions governing the compensation terms of this offering, we issued on July 13, 2006 to principals of the Underwriter warrants to purchase up to 100,000 shares of our common stock, exercisable from July 13, 2006 through July 12, 2010, at $13.11 per share. This warrant may not be sold, transferred, assigned or hypothecated for a period of 180 days following the commencement of sales of this offering except in accordance with National Association of Securities Dealers rules.

      From time to time in the ordinary course of business, the underwriter or its affiliates may provide investment banking and other financial advisory services to us, for which we expect to pay customary fees and expenses.

                                   LEGAL MATTERS

      The validity of the issuance of the common stock offered by this prospectus supplement will be passed upon for us by Cadwalader, Wickersham & Taft LLP, New York, New York. Mintz Levin Cohn Ferris Glovsky and Popeo P.C., New York, New York, is counsel to the underwriter in connection with the offering.

                                      EXPERTS

      The financial statements as of March 31, 2005 and 2004, and for each of the three years in the period ended March 31, 2005, incorporated by reference in this prospectus supplement have been audited by Deloitte & Touche, LLP, an independent registered public accounting firm, as stated in their report incorporated by reference in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION;
                     INCORPORATION OF DOCUMENTS BY REFERENCE

      We file annual, quarterly and current reports, proxy statements and other documents with the SEC, under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). You may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800 -SEC-0330. Our reports, proxy statements and other documents filed electronically with the SEC are available at the website maintained by the SEC at http://www.sec.gov. We also make available free of charge on or through our Internet website, http://www.immtech-international.com, our annual, quarterly and current reports, and, if applicable, amendments to those reports, filed or furnished pursuant to Section 13(a) of the Exchange Act, as soon as reasonably practicable after we electronically file such reports with the SEC. Information on our website is not a part of this prospectus supplement or accompanying prospectus.

      We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares. This prospectus supplement, which constitutes a part of that registration statement, does not contain all the information contained in that registration statement and its exhibits. For further information with respect to us and our shares, you should consult the registration statement and its exhibits. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying through the SEC's public reference rooms listed above.

      The SEC allows us to "incorporate by reference" in this prospectus the information that we file with them, which means we can disclose important information to you by referring you to other documents that contain that information. The information we incorporate by reference is considered to be part of this prospectus supplement and information we later file with the SEC will automatically update and supersede the information in this prospectus supplement. The following documents filed by us with the SEC pursuant to Section 13 of the Exchange Act (File No. 000-25669) and any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act made before the termination of the offering are incorporated by reference herein:

      (i) our Annual Report on Form 10-K for the year ended March 31, 2005 filed with the SEC on June 14, 2005, and the exhibits incorporated therein;

      (ii) our definitive proxy statement pursuant to Section 14(A) of the Exchange Act for our 2005 Annual Meeting of the Stockholders filed with the SEC on November 16, 2005;

      (iii) the description of our common stock contained in our registration statement on Form 8-A pursuant to Section 12(b) of the Exchange Act filed with the SEC on August 6, 2003, including any amendment or report filed for the purpose of updating such description; and

      (iv) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referenced in (i) above.

      All documents filed by the company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold are expressly incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such documents.

      Statements made in this prospectus, or in any documents incorporated by reference in this prospectus as to the contents of any contract or other document are materially complete. For additional information we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to the documents incorporated by reference.

      We will provide to you a copy of any document incorporated by reference in this prospectus and any exhibits specifically incorporated by reference in those documents at no cost. You may request copies by contacting us at the following address or telephone numbers: Corporate Secretary, Immtech International, Inc., 150 Fairway Drive, Suite 150, Vernon Hills, Illinois, 60061, Telephone No.:
(847) 573-0033 or toll free (877) 898-8038.

      Any statement incorporated or deemed incorporated herein by reference will be deemed to be modified or superseded for the purpose of the registration statement and this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.